Exhibit 10.1 Notice of Default

March 8, 2007

Sequiam Corporation
300 Sunport Lane
Orlando, FL 32809
Attention: Mark Mroczkowski

Re: Second Amended, Restated and Consolidated Senior Secured Term Note dated November 1, 2005 made by Sequiam Corporation

Dear Sirs:

Biometrics Investors, L.L.C., a Delaware limited liability company (“Note Holder”) has acquired from Stephen A. Ross, as authorized agent for the Trust Under the Will of John Svenningsen (the "Seller"), that Second Amended, Restated and Consolidated Senior Secured Term Note dated November 1, 2005 (the "Note") made by the Company in the amount of $3,650,000 payable to Lee Harrison Corbin, Attorney-In-Fact for the Trust under the Will of John Svenningsen. Terms defined in the Note are used with the same meanings in this letter.

Note Holder has also acquired the interests of Seller in the Related Agreements and in that Forbearance Agreement dated as of November 22, 2006 made by the Company and the Seller (the "Forbearance Agreement").

You are hereby advised that an Event of Default occurred under the Note when the Company failed to pay amounts due under the Note as of October 10, 2006, and you are further advised that the Forbearance Termination Date under the Forbearance Agreement has passed. Note Holder hereby declares an Event of Default under the Note and the Loan Documents (as defined in the Forbearance Agreement). Note Holder will provide you with notice of the UCC sale which Note Holder will schedule to liquidate the collateral for the Note.

BIOMETRICS INVESTORS, L.L.C., a Delaware limited liability company By:____________________________________ Name: Roger Brown Title: Manager